Exhibit 14

INDEPENDENT AUDITORS’ CONSENT

We consent to (a) the use in this Registration Statement of Pacific Select Fund under the Securities Act of 1933 on Form N-14 of our report dated February 24, 2004, appearing in the Annual Report of the portfolios comprising the Pacific Select Fund as of and for the respective periods ended December 31, 2003, which is incorporated by reference in such Registration Statement; (b) the reference to us under the heading “Financial Statements” and “Independent Auditors” in the Statement of Additional Information for Pacific Select Fund dated May 1, 2003 as supplemented, which is incorporated by reference in such Registration Statement and (c) the references to us under the heading “Financial Highlights” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
February 27, 2004